Accelerated Benefit Rider

NOTE: RECEIPT OF THE ACCELERATED BENEFIT MAY BE TAXABLE. PLEASE SEEK ASSISTANCE FROM A PERSONAL TAX ADVISOR.

Benefits advanced under the terms of this rider will reduce the amount of the death benefit payable under the policy.

This rider is attached to and made part of the policy. The effective date of this rider is the same as the date of issue of the policy unless this rider is added after issue.

 Definitions       Eligible  Amount means the amount payable at the death of the insured at the time the first notice of claim is received at our home office. The eligible amount includes the base policy, any level term riders which may still be converted under the terms of the policy, and any paid-up additional insurance. This benefit extends only to the primary insured under the base policy and not to any other individual covered for additional benefits.

                   Terminal Illness means an incurable medical condition that, despite appropriate medical care, is reasonably expected to result in the death of the insured within 12 months from the date of the physician s statement.

                   Physician means any licensed practitioner of the healing arts practicing within the scope of his or her license. Physician must be a person other than the insured or owner, a member of the insured s or owner s immediate families or a business associate. Immediate Family means the spouse, child, brother, sister, parent or grandparent of the insured or the owner.

                   Benefit Ratio  means the result of dividing (a) by (b) where:
                      (a) is the requested portion of the eligible amount; and
                      (b) the eligible amount.

Benefit If the insured is diagnosed with a terminal illness while covered under the policy to which this rider is attached, the owner may request payment of the Accelerated Benefit, subject to the conditions of this rider.

                   The requested portion of the eligible amount will be subject to the following adjustments and deductions.
                   1. An actuarial discount will be deducted from the requested portion of the eligible amount. This discount reflects the early payment of amounts held under the policy. It will be based on an annual interest rate which has been declared by us and the then current premium or cost of insurance rate, both of which are in effect as of the date notice of claim is received at our home office. The maximum interest rate used shall be the greater of the yield on 90 day treasury bills or the maximum statutory adjustable policy loan interest rate in effect upon the date of request.

                   2. If, on the date we approve a request, there is a policy loan outstanding on the policy, the benefit payable to you will be reduced by an amount equal to: (The outstanding loan balance) x (Benefit ratio) This reduction is used to repay a portion of the policy loan.

                   3. A deduction will be made for any premiums due within the policy s grace period that are unpaid at the time we approve the request for Accelerated Benefit payment.

                   The minimum Accelerated Benefit payable on the policy is $5,000. The maximum Accelerated Benefit payable is the lesser of $500,000 or 50% of the eligible amount.

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Conditions         To be eligible to request payment of the Accelerated Benefit:


                   1. The policy must be in force other than as extended term or reduced paid-up insurance.

                   2. The insured must be diagnosed with a terminal illness while covered under the policy to which this rider is attached.

                   3. We will require written consent from all irrevocable beneficiaries, if any, and all assignees, if any, and the owner of the policy, if different from the insured.


                   4. This rider provides for an accelerated payment of the death beneift of the life insurance policy to which it is attached. This is not meant to cause involuntarily access to proceeds ultimately payable to the beneficiary. Therefore, this benefit is not available if:
                         either the insured or the owner is required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or either the insured or the owner is required by a government agency to use this benefit in order to apply for, obtain orw therwise keep a government benefit or entitlement.

Limitations              No benefit  will be  provided by this rider if terminal
                         illness  results  from   intentionally   self-inflicted
                         injuries.

Adjustments to the
Policy After an Accelerated Benefit payment is made, the policy and all riders will remain in force subject to to the Policy the following adjustments:

                         1. The primary insured s death benefit or current face amount, its current and guaranteed cash value, if any, its account value, if any, and the required premium attributable to the primary insured s coverage, if any, will be reduced by the benefit ratio.

                         2. Any outstanding policy loan will be reduced by the portion of the policy loan repaid as specified under the Benefit provision.

                         3. We will provide a new policy Specifications Page showing the decrease in policy values resulting from the Accelerated Benefit payment.

Notice  of  Claim        Written notice of claim must be given to us at any time
                         after the date the insured develops a terminal illness as defined in this rider. The notice must identify the insured and be sent to us at our home office.

Claim Forms              After we receive the written  notice of claim,  we will
                         send claim forms within 10 days. If we do not, proof of
                         terminal illness requirements will be met if we receive
                         a written  statement from a physician  acceptable to us
                         detailing   the  nature  and  extent  of  the  terminal
                         illness.
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Proof of
Terminal Illness         Written proof of the insured s terminal illness must be
                         received   by  us  before  we  will  make  an  Terminal
                         Accelerated Benefit payment.  This proof will include a
                         properly   completed   claim  form  and  a   physicians
                         statement acceptable to us. We may request additional medical information from the physician submitting the statement or any physician or institution we consider necessary.

Physical
Examination              We can  have a  physician  of our  choice  examine  the
                         insured  for a  second  opinion  prior  to  making  any
                         Examination  Accelerated Benefit payment. The physician
                         selected  to  provide  the  second   opinion   must  be
                         acceptable to both you and us. Any second opinion shall
                         be  done  at  the   company  s  expense  and  shall  be
                         conclusive as to whether or not the insured suffers from a terminal illness.


Payment of
Claims Accelerated Benefit payments will be paid to the owner of the policy as of the date of the benefit Claims payment.


Reinstatement            If the  policy is  reinstated,  this rider will also be
                         reinstated provided the maximum Accelerated Benefit has not been paid under the rider.

Termination


                         This rider will terminate on the earliest of the following dates:

                         1.receipt  of  written  request  from the  policyowner,
                           provided there is no outstanding Accelerated

                         2.terminationin of the policy;

                         3. the date the maximum Accelerated Benefit is paid; or

                         4. the death of the insured.

This rider is subject to the terms of the policy unless otherwise provided in this rider.


                     American United Life Insurance Company



                                    Secretary